Adamis Pharmaceuticals Corporation 10-K

Exhibit 10.22

CERTAIN MARKED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL. SUCH OMITTED INFORMATION IS INDICATED BY BRACKETS (“[…***…]” IN THIS EXHIBIT.

November 21, 2014	Dennis J. Carlo, Ph.D. President & CEO

Personal and Confidential	[***]

David Dwight C. Benedicto
[***]

Dear Mr. Benedicto:

We are pleased to offer you the full-time position with Adamis Pharmaceuticals Corporation (“Company”) of Accounting Manager based in San Diego, CA. We anticipate that, following your acceptance of this offer, your full-time employment will commence no later than [***], or a date to be mutually agreed by the Company and you.

You will report to the Chief Financial Officer will be paid at the rate of $9,166.67 per month during your employment, which reflects an annualized amount of $110,000. Your position is classified as exempt, which means, in part, that your work for the Company is not subject to the laws related to tracking of daily hours of work, minimum wage, overtime or meal and rest periods (and therefore, you will not be eligible for overtime). You will be paid in accordance with the Company’s normal payroll practices; currently, the Company provides for payment of salaries and wages on a semi-monthly basis. Compensation is subject to adjustment (upwards or downwards) as the discretion of the Company or the compensation committee of the Board. All compensation and other payments described hereunder are subject to and will be reduced by normal payroll withholdings and the Company’s standard payroll practices.

As a full-time employee, you will be eligible for participation in the Company’s annual bonus program that currently provides for a bonus of up to [***] of your base salary. As a full time employee, you will also be entitled to receive other benefits as are currently provided to employees generally by Company policies from time to time, subject to applicable eligibility requirements. These benefits currently include Company paid [***] insurance. [***] insurance are available at the option and expense of the employee. All plans are available to you on the 1st day of the month following your start date.

You will be entitled to [***] vacation days ([***] hours) each year which will be prorated for a partial year. Employees can accrue to a maximum one and a half times their annual eligibility. You will also receive [***] holidays. Vacation, paid sick leave, and holidays are detailed in the Company’s employee manual. You agree to comply with Company policies, including those set forth in the Company’s employee manual.

As a full-time employee, your compensation will generally be reviewed annually in a manner similar to other employees generally, and you will be eligible for additional performance based compensation in a manner similar to other employees generally, in the sole discretion of the Company and the Board.

In addition, we will recommend that the Board or tire compensation committee of the Board approve the grant to you, under the Company’s 2009 Equity Incentive Plan, of an incentive stock option to purchase [***] shares of common stock, with terms and conditions (including vesting) to be described in the option grant and related option agreement. The exercise price will be equal to the fair market value of the common stock on the date of grant, determined as provided in the plan.

11682 El Camino Real Suite 300 San Diego, CA 92130

You should be aware that your employment with the Company is for no specific period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and without notice. The at-will status of your employment cannot be changed except in writing executed by a duly authorized officer of the Company. Additionally, your duties, title, compensation, benefits, and reporting structure may be changed or modified at any time at the discretion of the Company, with or without notice.

Please be advised that our offer of employment is conditioned upon you signing the Company’s standard employee proprietary information and invention assignment agreement or similar agreement, in such form and substance as the Company may require, and such other agreements and instruments that the Company customarily requires new employees to execute. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. The Company also reserves the right to conduct background investigations and/or reference checks on all of its potential employees, and therefore your employment may be contingent upon a clearance of such a background investigation and/or reference check, if any.

You agree to devote your full time, attention and skills solely to working for the Company and performing the duties assigned or delegated to you. You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

You agree that you will not, during your employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity or violate any confidentiality, proprietary information or similar agreement between you mid any former employer, and that you will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person, or entity unless consented to in writing by such employer, person, or entity. You represent to the Company that you are not subject to any obligation, contractual or otherwise, that prevents or restricts you from becoming employed by the Company. You also represent that you understand that the Company is in the early stages of development and that there are high risks associated with employment at such a company.

As a Company employee, you will be expected to abide by company rules and regulations. You will be specifically required to sign an acknowledgment that you have read and understand the company rules of conduct, which are included in our handbook.

11682 El Camino Real Suite 300 San Diego, CA 92130

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree to initially attempt to resolve the issue informally or with the assistance of a neutral, outside mediator. If a dispute cannot be resolved by these means, the sole and exclusive means of final dispute resolution is through binding arbitration, as described in the Company’s arbitration policy and/or the proprietary information agreement. Note that this paragraph is only a short summary of the Adamis employment dispute resolution process.

In the event of termination of your employment with the Company, or at any other time at the Company’s request, you agree to deliver promptly to the Company all property of the Company that is in your possession or control, including but not limited to computers, data, software, cell phones, drawings, manuals, correspondence, notes, notebooks, sketches, formulae, records, emails, service parts, memoranda, access cards or keys to the Company’s facilities, equipment or vehicles, and all other materials relating to the Company’s business or which contain proprietary information. You further agree not to make or retain copies of any of the foregoing and will so represent to the Company upon termination of employment.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me in an email as well as in the self-addressed stamped envelope. A duplicate original is enclosed for your records.

This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

Please acknowledge your acceptance in the foregoing offer by signing in the space below. This offer will be considered null and void if a signed copy is not returned within [***] business days of the date of this letter.

We look forward to you joining the team at Adamis Pharmaceuticals and contributing to our success.

Sincerely,

/s/ Dennis J. Carlo

Dennis J. Carlo, Ph.D.
President & CEO

ACCEPTED AND AGREE TO this 21st day of November, 2014.

/s/ David Dwight C. Benedicto
David Dwight C. Benedicto

Enclosures:	Duplicate Letter Confidentiality Agreement

11682 El Camino Real Suite 300 San Diego, CA 92130